UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

Nemus Bioscience, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA 92626
(Address of principal effective offices)      (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2015, the Board of Directors (the "Board") of Nemus Bioscience, Inc. (the "Company") approved the Nemus Bioscience, Inc. Officer Change in Control Severance Plan (the "Severance Plan") for the Company's executive officers.
The Severance Plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within twelve months following a Change in Control of the Company (as defined in the Severance Plan), either due to a termination without "Cause" or a resignation for "Good Reason", as each term is defined in the Severance Plan. Currently, each of the Company's executive officers is eligible to participate.
The Severance Plan provides that upon a Qualifying Termination (as defined in the Severance Plan) following a Change in Control, and provided the executive signs the Company's standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to at least six months' of the executive's monthly compensation, plus an additional month for each full year of service over six years, (2) Company-paid premiums for continued health insurance for a period equal to length of the cash severance period or, if earlier, when executive becomes covered under a subsequent employer's healthcare plan, and (3) full vesting of all then-outstanding unvested equity awards.
The foregoing description is qualified in its entirety by reference to the Severance Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference herein.
Item 8.01 Other Events.
On February 23, 2015, the Board approved the adoption of the Nemus Bioscience, Inc. Audit Committee Charter ("Audit Committee Charter") and appointed Thomas A. George and Gerald W. McLaughlin as members of the audit committee with Mr. George serving as the chair of the audit committee. The full text of the Audit Committee Charter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits
Exhibit Number	Description
10.1	Nemus Bioscience, Inc. Officer Change in Control Severance Plan
99.1	Nemus Bioscience, Inc. Audit Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: February 26, 2015	By:	/s/ John Hollister
John Hollister Chief Executive Officer